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                                                                       EXHIBIT 4

                             CERTIFICATE OF MERGER

                                       OF

                        THE CHASE MANHATTAN CORPORATION

                                      INTO

                          CHEMICAL BANKING CORPORATION

                            UNDER SECTION 251 OF THE
                            GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, Chemical Banking Corporation, a Delaware corporation (the "Corporation"), hereby certifies the following information relating to the merger of The Chase Manhattan Corporation, a Delaware Corporation ("Chase"), with and into the Corporation (the "Merger"):

     FIRST: The names of the constituent corporations in the Merger (the "Constituent Corporations") and their states of incorporation are as follows:

                    NAME                                             STATE
- ---------------------------------------------    ---------------------------------------------
        Chemical Banking Corporation                               Delaware
       The Chase Manhattan Corporation                             Delaware

     SECOND: The Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), between the Corporation and Chase, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.
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     THIRD: The surviving corporation in the Merger is Chemical Banking
Corporation, which as of the effective time of the Merger will change its name to The Chase Manhattan Corporation (the "Surviving Corporation").

     FOURTH: The certificate of incorporation of the Corporation shall be the certificate of incorporation of the Surviving Corporation, as amended as follows:

          1. Article FIRST is hereby amended to read in its entirety as follows:

             "FIRST.  The name of the corporation is
                       THE CHASE MANHATTAN CORPORATION"

          2. The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock of the Corporation, as set forth in the Appendices to the Certificate of Incorporation, are hereby amended by deleting each reference therein to "CHEMICAL BANKING CORPORATION" and inserting in lieu thereof a reference to "THE CHASE MANHATTAN CORPORATION" and by deleting each reference therein to "Chemical Banking Corporation" and inserting in lieu thereof a reference to "The Chase Manhattan Corporation".

     FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, located at 270 Park Avenue, New York, New York 10017.

     SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of record of either of the Constituent Corporations.

     SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall become effective at 11:59 p.m. on March 31, 1996.
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     IN WITNESS WHEREOF, this Certificate of Merger has been executed on the
29th day of March, 1996.
                                          CHEMICAL BANKING CORPORATION

                                          By:     /s/  WALTER V. SHIPLEY

                                            ------------------------------------
                                                       Walter V. Shipley
                                                       Chairman of the Board

[Corporate Seal]

Attest:
/s/  JOHN B. WYNNE
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     John B. Wynne
     Secretary